Exhibit 10.10

RENT THE RUNWAY, INC.

2021 INCENTIVE AWARD PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase shares of the common stock of Rent the Runway, Inc. (the “Company”):

Name of Participant:	Name

Total Number of Shares:	TotalShares

Type of Option:	ISO Incentive Stock Option NSO Non-Qualified Stock Option

Exercise Price per Share:	$PricePerShare

Date of Grant:	DateGrant

Vesting Commencement Date:	VestDay

Vesting Schedule:	[TBD]

Final Expiration Date:	ExpDate

This option is granted under and governed by the terms and conditions of the Company’s 2021 Incentive Award Plan (the “Plan”) and the Stock Option Agreement, both of which are made a part of this document. You agree that you have reviewed the Plan, this Notice of Stock Option Grant and the Stock Option Agreement, you have had an opportunity to obtain the advice of counsel prior to executing this Notice of Stock Option Grant and that you understand the terms of the Plan, this Notice of Stock Option Grant and the Stock Option Agreement.

You agree to accept electronically all documents relating to the Plan or this option .

You further agree to comply with the Company’s insider trading policy when selling shares of the Company’s common stock.

BY ACKNOWLEDGING AND ACCEPTING THIS NOTICE, THE STOCK OPTION

AGREEMENT AND THE PLAN, YOU AGREE TO THE

TERMS AND CONDITIONS DESCRIBED IN THESE DOCUMENTS

RENT THE RUNWAY, INC.

2021 INCENTIVE AWARD PLAN

STOCK OPTION AGREEMENT

Grant of Option

Subject to all of the terms and conditions set forth in the Notice of Stock Option Grant, this Stock Option Agreement (the “Agreement”) and the Plan, the Company has granted you an option to purchase up to the total number of Shares specified in the Notice of Stock Option Grant at the exercise price indicated in the Notice of Stock Option Grant.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Notice of Stock Option Grant or the Plan.

Tax Treatment

This option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option, as provided in the Notice of Stock Option Grant. However, even if this option is designated as an Incentive Stock Option in the Notice of Stock Option Grant, it shall be deemed to be a Non-Qualified Stock Option to the extent it does not qualify as an incentive stock option under federal tax law, including under the $100,000 annual limitation under Section 422(d) of the Code.

If this option is designated as an Incentive Stock Option, you are required to give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if the disposition or other transfer is made (a) within two (2) years from the Date of Grant or (b) within one (1) year after the transfer of the Shares to you, which notice will include the date of the disposition and any other information that the Company may reasonably request.

Vesting

This option is eligible to vest and become exercisable in accordance with the vesting schedule set forth in the Notice of Stock Option Grant.

In no event will this option vest or become exercisable for additional Shares after your Termination of Service for any reason, unless the Administrator determines otherwise.

Expiration Date	This option expires in any event on the Expiration Date set forth in the Notice of Stock Option Grant. This option will expire earlier than the Expiration Date upon your Termination of Service, as described below. In addition, this option may be terminated earlier as provided in Article VIII of the Plan.

Termination of Service for Cause

In the event of your Termination of Service for Cause, both the unvested and vested portion of this option will expire immediately. The Company determines whether your Termination of Service was for Cause for all purposes of this option.

For purposes of this Agreement, “Cause” will have the meaning set forth in a written employment agreement between you and the Company or a Subsidiary or severance plan sponsored by the Company or a Subsidiary in which you are eligible to participate, in each case in effect at the applicable time, if any, or, if you are not party to an effective employment agreement or eligible to participate in a severance plan with a “Cause” definition, then “Cause” means any of the following with respect to you: (i) conviction of, or the entry of a pleading of guilty to, a felony involving moral turpitude; (ii) intentional and material failure after written notice to perform reasonably assigned duties for the Company or a Subsidiary, which failure is not cured within 30 days of written notice; (iii) engaging in willful and material misconduct directed at the Company or a Subsidiary; (iv) a willful breach of any material provision of any written covenant or agreement with the Company or a Subsidiary which, if curable, is not cured within 30 days of written notice; or (v) engaging in conduct that brings the Company or any Subsidiary into public disgrace or disrepute.[1]

Termination of Service other than for Cause	In the event of your Termination of Service for any reason other than for Cause or as a result of your death or Disability, then this option, to the extent vested as of the date of your Termination of Service, will expire at the close of business at Company headquarters on the date three months after the date of your Termination of Service.

Death	In the event of your Termination of Service as a result of your death, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability	If the event of your Termination of Service because of your Disability, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of your Termination of Service.

[1]

Note to RTR: We have based this definition on the definition from the severance plan, but made some additional edits to reflect that this will be applicable primarily to rank and file employees. However, please let us know if you would like us to alternatively include a separate simpler version.

Notice Concerning Incentive Stock Option Treatment	Even if this option is designated as an Incentive Stock Option in the Notice of Stock Option Grant, it ceases to qualify for favorable tax treatment as an Incentive Stock Option to the extent that it is exercised: (a) more than three months after the date when you cease to be an Employee for any reason other than death or permanent and total disability (as defined in Section 22(e)(3) of the Code), (b) more than 12 months after the date when you cease to be an Employee by reason of permanent and total disability (as defined in Section 22(e)(3) of the Code) or (c) more than three months after the date when you have been on a leave of absence for three months, unless your reemployment rights following the leave were guaranteed by statute or by contract.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation. The option and this Agreement will be subject to applicable law, including, without limitation, Section 16 of the Exchange Act.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing a written or electronic “notice of exercise” (in a form which the Administrator approves), together with payment of the option exercise price for the Shares you are purchasing and payment for any applicable taxes.

You may only exercise your option for whole Shares.

Form of Payment

When you submit your notice of exercise, you must include payment of the option exercise price for the Shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

By delivering to the Company cash, your personal check or arranging for a wire transfer.

If permitted by the Administrator, by delivering to the Company (or attesting to deliver) certificates for Shares that you own, along with any forms needed to effect a transfer of those shares to the Company. The Fair Market Value of the Shares, determined as of the effective date of the option exercise, will be applied to the option exercise price.

If permitted by the Administrator, by surrendering to the Company Shares that would be issuable upon your exercise of this option valued at their Fair Market Value as of the date of exercise, and those Shares will therefore be subtracted from the option Shares to be issued to you.

If permitted by the Administrator, by giving to a broker acceptable to the Company irrevocable and unconditional directions to sell all or part of your option Shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the option exercise price and any applicable withholding taxes, as described below. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

Withholding Taxes

You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements include payment in cash, your personal check or arranging for a wire transfer. With the Administrator’s consent, these arrangements may also include (a) payment from the proceeds of the sale of Shares through a Company-approved broker, (b) withholding Shares that otherwise would be issued to you when you exercise this option with a Fair Market Value no greater than the maximum amount required to be withheld by law, (c) surrendering Shares that you previously acquired with a Fair Market Value no greater than the maximum amount required to be withheld by law, or (d) any combination of the foregoing. The Fair Market Value of withheld or surrendered Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

If you fail to make timely payment of withholding taxes in connection with your option exercise, the Company has the right to satisfy all or any portion of the withholding taxes by withholding Shares otherwise issuable upon exercise of the option.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your service with the Company or a Subsidiary continues and for a period of time after your Termination of Service as may be specified by the Company.

Transfer of Option

Prior to your death, only you may exercise this option. After your death, any exercisable portion of this option may, prior to the time this option expires, be exercised by your Designated Beneficiary as provided in the Plan.

You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by means of a written beneficiary designation; provided, however, that your beneficiary or a representative of your estate acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if the beneficiary of the estate were you.

Retention Rights	Your option or this Agreement does not give you the right to be retained by the Company, or any parent or Subsidiary of the Company, in any capacity. The Company and its parents and Subsidiaries reserve the right to terminate your service at any time, with or without cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company, paying the exercise price, and satisfying any applicable withholding taxes, and therefore become the record holder of the Shares.

Recoupment Policy	This option, and the Shares acquired upon exercise of this option, shall be subject to any Company recoupment or clawback policy in effect from time to time, as further provided in Section 10.13 of the Plan.

Adjustments	Upon the occurrence of certain events as provided in Article VIII of the Plan, the number of Shares covered by this option and the exercise price per share will be adjusted, modified or terminated pursuant to the Plan.

Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then this option will be subject to the applicable provisions of Article VIII of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

Limitation on Your Rights	The option represents only the Company’s unfunded and unsecured promise to issue Shares with respect to the option as and when exercised under the terms of this Agreement, and this Agreement may not be construed as creating a trust. As a holder of the option, you have no rights other than the rights of a general unsecured creditor of the Company. Neither the Plan nor any underlying program, in and of itself, has any assets.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Plan, this Agreement and the Notice of Stock Option Grant constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. To the extent permitted by the Plan, this Agreement may be amended or otherwise suspended or terminated at any time by the Administrator or the Board; provided, that no amendment, suspension or modification may adversely affect the option in any material respect without the prior written consent of the Participant. In the event that any provision of the Notice of Stock Option Grant or this Agreement is held invalid or unenforceable, then the applicable provision will be severable from, and any invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Notice of Stock Option Grant or this Agreement.

Section 409A	This option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code.

BY ACKNOWLEDGING AND ACCEPTING THIS AGREEMENT, YOU AGREE TO ALL OF

THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.